EXHIBIT 99.1
National Western Life Group, Inc. Announces 2022 Full Year and Fourth Quarter Earnings

Austin, Texas, March 10, 2023 ‑ Ross R. Moody, Chairman of the Board, President, and Chief Executive Officer of National Western Life Group, Inc. (Nasdaq: NWLI), announced today 2022 consolidated net earnings of $101.1 million, or $28.60 per diluted Class A common share, compared with consolidated net earnings of $180.7 million, or $51.10 per diluted Class A common share, for 2021. The Company's book value per share as of December 31, 2022 was $552.04.

For the year ended December 31, 2022, the Company reported total revenues of $558.4 million compared to $824.1 million reported in 2021. Commenting on the results, Mr. Moody noted, "Our premiums and contract revenues were higher in 2022 at $226.9 million versus $224.3 million last year and death claims and other policy benefits paid decreased to $113.0 million from $126.5 million in 2021. As a result, our organization experienced a better outcome from a policy performance standpoint when measuring policy revenues in excess policy benefits." Mr. Moody added that, similar to industry year-end earnings released thus far, the Company's financial statements incurred declines due to the impact of higher interest rate levels and the negative impact higher rates impose when recording investment balances at fair market value. "Our investment revenues declined $219.1 million due to unrealized losses from recording trading debt securities and equity securities at fair market value. Despite the unrealized losses, over 98% of our bond portfolio remains investment grade," Mr. Moody observed.

For the three months ended December 31, 2022, the Company reported consolidated net earnings of $12.4 million, or $3.52 per diluted Class A common share, compared with $28.8 million, or $8.15 per diluted Class A common share, a year ago. Mr. Moody stated, "The rise in interest rates also greatly diminished the number of bond issuers calling their securities, which is the primary source of our realized investment gains." Mr. Moody further indicated that the increase in the Company's publicly traded common share price also influenced reported earnings. "The price per share of our stock increased 31% during 2022. This had a significant impact on liabilities we record based upon the market price of our stock. Pretax earnings were charged $15.2 million for the increase in these liabilities with nearly all of the increase occurring in the fourth quarter," according to Mr. Moody.

The Company's book value per share, excluding accumulated other comprehensive income (loss) which includes fluctuations from changes in fair value adjustments, grew from $639.09 at December 31, 2021 to $666.56 at December 31, 2022. Although considered a non-GAAP financial measure, the Company reports this metric to eliminate volatility caused primarily by interest rate level changes.

National Western Life Group, Inc. is the parent organization of National Western Life Insurance Company, which is the parent organization of Ozark National Life Insurance Company, both stock life insurance companies in aggregate offering a broad portfolio of individual universal life, whole life and term insurance plans, as well as annuity products. At December 31, 2022, the Company maintained consolidated total assets of $13.1 billion, consolidated stockholders' equity of $2.0 billion, and combined life insurance in force of $19.7 billion.

Caution Regarding Forward-Looking Statements:
This press release contains statements which are or may be viewed as forward-looking within the meaning of The Private Securities Litigation Reform Act of 2005. Forward-looking statements relate to future operations, strategies, financial results or other developments, and are subject to assumptions, risks, and uncertainties. Factors that may cause actual results to differ materially from those contemplated in these forward-looking statements can be found in the Company's Form 10-K filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date the statement was made and the Company undertakes no obligation to update such forward-looking statements. There can be no assurance that other factors not currently anticipated by the Company will not materially and adversely affect our results of operations. Investors are cautioned not to place undue reliance on any forward-looking statements made by us or on our behalf.

National Western Life Group, Inc.
News Release - Page 2

Summary of Consolidated Financial Results (Unaudited)
(In thousands except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2022	2021	2022	2021
Revenues:
Revenues, excluding investment and index option gains (losses)	$160,711	161,316	638,908	688,423
Realized and unrealized gains (losses) on index options	2,307	50,244	(86,866)	120,718
Realized gains on investments	50	5,107	6,355	14,950
Total revenues	163,068	216,667	558,397	824,091

Benefits and expenses:
Life and other policy benefits	45,038	43,152	159,470	187,577
Amortization of deferred transaction costs	32,947	22,739	121,398	69,462
Universal life and annuity contract interest	26,736	78,703	15,678	213,185
Other operating expenses	43,526	36,014	135,817	126,610
Total benefits and expenses	148,247	180,608	432,363	596,834

Earnings before income taxes	14,821	36,059	126,034	227,257
Income tax expense	2,387	7,247	24,890	46,576
Net earnings	$12,434	28,812	101,144	180,681

Net earnings attributable to Class A shares	$12,082	27,998	98,283	175,571

Diluted Earnings Per Class A Share	$3.52	8.15	28.60	51.10

Diluted Weighted Average Class A Shares	3,436	3,436	3,436	3,436

			December 31,	December 31,
			2022	2021

Book value per share			$552.04	698.48
Less: Per share impact of accumulated other comprehensive income (loss)			(114.52)	59.39
Book value per share, excluding accumulated other comprehensive income (loss) *			$666.56	639.09

*	Book value per share excluding accumulated other comprehensive income (loss) is a non-GAAP financial measure. Accumulated other comprehensive income (loss) totaled $(416.4) million at December 31, 2022 and $216.0 million at December 31, 2021. Since accumulated other comprehensive income (loss) fluctuates from quarter to quarter due to unrealized changes in the fair value of investments caused primarily by changes in market interest rates, National Western Life Group, Inc. believes this financial measure provides useful supplemental information.

Investor Relations Contact:
Brian M. Pribyl - Senior Vice President, Chief Financial Officer and Treasurer
(512) 836-1010
bpribyl@nwlic.com
www.nwlgi.com